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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:
 Alexion Pharmaceuticals, Inc.  Noonan/Russo            Nexus Communications
 Leonard Bell                   Communications, Inc.    Rhonda Chiger (Investor)
 President and CEO              Ernie Knewitz (Media)   (917) 322-2569
 (203) 776-1790                 (212) 696-4455 Ext. 204


             Alexion Pharmaceuticals Announces Sale of Common Stock

New Haven, CT, October 27, 2000 -- Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) today announced that, under its recent shelf registration statement (Registration No. 333-47594 filed October 6, 2000) relating to the possible sale from time to time of the Company's securities, it has entered into an agreement to sell 2.3 million shares of common stock to US Bancorp Piper Jaffray Inc. Subject to normal closing conditions, Alexion will receive proceeds of approximately $209 million, net of fees and other expenses related to the transaction.

"These proceeds will provide Alexion with greater capital flexibility in order to pursue our strategic growth objectives," said Leonard Bell, M.D., President and Chief Executive Officer of Alexion.

Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including cardiovascular and autoimmune disorders, inflammation and cancer. Alexion's two lead product candidates are currently in eight clinical development programs. Additionally, through the creation of its wholly owned subsidiary, Alexion Antibody Technologies, Inc., Alexion is engaged in discovering and developing a portfolio of additional antibody therapeutics targeting severe unmet medical needs. This press release and further information about Alexion Pharmaceuticals, Inc. can be found on the World Wide Web at: www.AlexionPharm.com.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Alexion's plans to differ or results to vary from those expected including unexpected pre-clinical or clinical results, the need for additional research and testing, delays in manufacturing, access to capital and funding, delays and adverse changes in development of commercial relationships and a variety of risks set forth from time to time in Alexion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion's Annual Report on Form 10-K for the year ended July 31, 2000. Except in special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent events, Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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